SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                        October 16, 1998


                     REYNOLDS METALS COMPANY
                     -----------------------
     (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
   --------                  ------                 ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
                         --------------
      (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant announced on October 16, 1998 that it has advised local union officials at its Alloys can stock complex in Alabama that Avalon-Borden Companies, Inc., which announced its intent to purchase the facility June 23, has informed the Registrant that it is critical they negotiate new labor agreements.

     The Registrant told union leaders at the facility that if
(1) Avalon and the unions are able to agree on a new labor contract and (2) the Registrant and Avalon are able to successfully conclude negotiations and complete a sale, the Registrant would treat the transaction as a "plant closing" for purposes of benefit payments under its existing labor contracts. Thus, even though the facility would continue to operate, union employees would be eligible for additional retirement and other contractual benefits.

     If these conditions are met, the Registrant would record an additional restructuring charge in the range of $75 million to $85 million, or $1.16 to $1.32 per share. The Registrant recorded an after-tax loss on the expected sale of the plant of $196 million, or $2.72 per share, in the second quarter of 1998.

     "Reynolds Metals Company has been working very hard for the past two years to provide every opportunity to the employees of the Alloys complex and the community of Muscle Shoals to have a competitive, viable operation for the future," said Jeremiah J. Sheehan, the Registrant's chairman and chief executive officer. "We hope that the employees and Avalon will be able to reach an agreement on key issues of concern to both sides," he said.

     The sale remains subject to regulatory and board approvals, negotiation and execution of definitive agreements, third-party consents, completion of financing by Avalon-Borden, and other customary closing conditions.

     This filing contains forward-looking statements. Actual results could differ materially from those that may be projected. For details, please refer to the Management's Discussion and Analysis in the Registrant's Form 10-Q Report for the quarter ended June 30, 1998. The key risk factors that could affect results have been summarized.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             REYNOLDS METALS COMPANY



                             By:  /s/ Allen M. Earehart
                                  -------------------------
                                  Allen M. Earehart
                                  Senior Vice President, Controller

Dated:  October 20, 1998